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                                                                    EXHIBIT 99.2


FOR IMMEDIATE RELEASE


SHOWSCAN ENTERTAINMENT
CONCLUDES $7 MILLION PRIVATE PLACEMENT

Los Angeles, CA - September 5, 1995 - Showscan Entertainment Inc. today announced that it had concluded its previously announced private placement of $7 million through Banca del Gottardo, located in Lugano, Switzerland.

The transaction calls for the issuance of a convertible note with the conversion price based upon the closing price on NASDAQ on August 14, 1995, of $5.75 per share. The note will be convertible into 1,217,391 shares of Showscan common stock beginning on December 1, 1995. The note has a four year maturity period and an 8 percent interest rate with a semi-annual payment schedule.

Showscan Entertainment Inc. is an international leader in the production and exhibition of exciting movie-based entertainment attractions shown in large-screen, special-format theatres worldwide. The company's simulation and specialty theatres, which utilize the patented Showscan film process, are open or under construction in 21 countries around the world, located in theme parks, motion picture multiplexes, expos, world's fairs, resorts, shopping centers, casinos, museums and other tourist destinations. Showscan owns and operates its own theatres, and operates others in partnership with leading entertainment companies around the world.
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CONTACTS:
Showscan Entertainment Inc. - Mary Lou Hotsko, 310-558-0150
Stern and Company - Steven D. Stern, 310-442-8414



STERN, AUERBACH AND COMPANY
12121 Wilshire Boulevard - Suite 520
Los Angeles, California 90025
Telephone: 310-442-8414 - Facsimile: 310-442-8411


News Release
STERN, AUERBACH AND COMPANY
12121 Wilshire Boulevard - Suite 520
Los Angeles, California 90025
Telephone: (310) 442-8414